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                                  EXHIBIT 11.1

                          THE COAST DISTRIBUTION SYSTEM
                    Computation of Earnings (Loss) Per Share
                             Quarter Ended March 31,



                                          Income (Loss)      Shares       Per-Share
       1998                                (Numerator)    (Denominator)     Amount
       ----                               -------------   -------------   ---------
Net earnings                                $ 608,000
  Dividends paid on preferred
  stock of subsidiary                          (3,000)
                                            ---------

Net earnings available to common
  shareholders                              $ 605,000
                                            =========

Basic and diluted earnings per share        $ 605,000       5,246,879      $   0.12
                                            =========       =========      ========



                                          Income (Loss)      Shares       Per-Share
       1997                                (Numerator)    (Denominator)     Amount
       ----                               -------------   -------------   ---------
Net loss                                    $ (92,000)
  Dividends paid on preferred
  stock of subsidiary                          (3,000)
                                            ---------

Net loss attributable to common
  shareholders                              $ (95,000)
                                            =========

Basic and diluted earnings
  (loss) per share                          $ (95,000)      5,212,330      $  (0.02)
                                            =========       =========      ========